Exhibit 99(a)(1)(A)

COMPANY NOTICE

TO HOLDERS OF

LIQUID YIELD OPTION NOTES DUE 2032

(Zero Coupon—Senior)

ISSUED BY

AMGEN INC.

CUSIP Numbers: 031162 AC4 and 031162 AE0

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, dated as of March 1, 2002 (the “Indenture”), between Amgen Inc., a Delaware corporation (the “Company”), and LaSalle Bank National Association, as trustee and paying agent (the “Paying Agent”), and the Liquid Yield Option Notes Due 2032 (Zero Coupon—Senior) (the “Securities”) of the Company, that at the option of each holder (the “Holder”) of the Securities, the Securities will be purchased by the Company for $738.68 in cash per $1,000 principal amount at maturity of the Securities (the “Purchase Price”), subject to the terms and conditions of the Indenture, the Securities and this Company Notice and related notice materials, as amended and supplemented from time to time (the “Put Option”). Holders may surrender their Securities from January 31, 2005 through 5:00 p.m., New York City time, on Tuesday, March 1, 2005 (the “Purchase Date”). This Company Notice is being sent pursuant to the provisions of Section 3.08 of the Indenture and paragraph 7 of the Securities. All capitalized terms used but not specifically defined in this Company Notice shall have the meanings given to such terms in the Indenture and the Securities.

To exercise your option to have the Company purchase the Securities and receive payment of $738.68 per $1,000 principal amount at maturity of the Securities, you must validly surrender the Securities prior to 5:00 p.m., New York City time, on the Purchase Date. Securities surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Purchase Date. The right of Holders to surrender Securities for purchase in the Put Option expires at 5:00 p.m., New York City time, on the Purchase Date.

The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Securities hold the Securities through The Depository Trust Company (“DTC”) accounts and that there are no certificated Securities in non-global form. Accordingly, all Securities surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC.

The Paying Agent is:

LaSalle Bank National Association

By Regular, Registered or Certified	For Information:	By Facsimile:
Mail or Overnight Courier:	(312) 904-5532	(312) 904-2236
LaSalle Bank National Association		Attention: Corporate Trust
Attention: Corporate Trust
135 S. LaSalle Street, Suite 1960		Confirm Receipt of Facsimile Only:
Chicago IL 60603		(312) 904-5532

Additional copies of this Company Notice may be obtained from the Paying Agent at its addresses set forth above.

TABLE OF CONTENTS

SUMMARY TERM SHEET			1
IMPORTANT INFORMATION CONCERNING THE OPTION
1.	Information Concerning the Company		3
2.	Information Concerning the Securities		4
	2.1.	The Company’s Obligation to Purchase the Securities	4
	2.2.	Purchase Price	4
	2.3.	Conversion Rights of the Securities	5
	2.4.	Market for the Securities and the Company’s Common Stock	5
	2.5.	Redemption	6
	2.6.	Change in Control	6
	2.7.	Ranking	6
	2.8	Dividends	6
3.	Procedures to Be Followed by Holders Electing to Surrender Securities for Purchase		6
	3.1.	Method of Delivery	6
	3.2.	Agreement to be Bound by the Terms of the Put Option	7
	3.3.	Delivery of Securities	8
4.	Right of Withdrawal		9
5.	Payment for Surrendered Securities		9
6.	Securities Acquired		9
7.	Plans or Proposals of the Company		9
8.	Interests of Directors, Executive Officers and Affiliates of the Company in the Securities		10
9.	Purchases of Securities by the Company and Its Affiliates		10
10.	Material United States Tax Considerations		11
11.	Additional Information		14
12.	No Solicitations		15
13.	Definitions		15
14.	Conflicts		15

No person has been authorized to give any information or to make any representations other than those contained in the Put Option and, if given or made, such information or representations must not be relied upon as having been authorized. The Put Option does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Put Option shall not under any circumstances create any implication that the information contained in the Put Option is current as of any time subsequent to the date of such information. None of the Company or its board of directors or employees are making any representation or recommendation to any Holder as to whether or not to surrender such Holder’s Securities. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Securities for purchase and, if so, the amount of Securities to surrender.

i

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Put Option. To understand the Put Option fully and for a more complete description of the terms of the Put Option, we urge you to read carefully the remainder of this Company Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to purchase my securities?

Amgen Inc., a Delaware corporation (the “Company”), is obligated, at your option, to purchase your validly surrendered Liquid Yield Option Notes due 2032 (Zero Coupon—Senior) (the “Securities”). (Page 3)

Why is the Company offering to purchase my securities?

The right of each holder (the “Holder”) of the Securities to sell and the obligation of the Company to purchase the Securities pursuant to the Put Option is a term of the Securities and has been a right of Holders from the time the Securities were issued on March 1, 2002. We are required to repurchase the Securities of any Holder exercising the Put Option pursuant to the terms of the Securities and the Indenture. (Page 4)

What securities are you obligated to purchase?

We are obligated to purchase all of the Securities surrendered, at the option of the Holder. As of January 31, 2005, there was $3,949,575,000 aggregate principal amount at maturity of Securities outstanding. The Securities were issued under an Indenture, dated as of March 1, 2002 (the “Indenture”), between the Company and LaSalle Bank National Association, as trustee and paying agent (the “Paying Agent”). (Page 4)

How much will you pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Securities, we will pay, in cash, a purchase price of $738.68 per $1,000 principal amount at maturity of the Securities (the “Purchase Price”) with respect to any and all Securities validly surrendered for purchase and not withdrawn. The Purchase Price is based solely on the requirements of the Indenture and the Securities and bears no relationship to the market price of the Securities or the Common Stock. (Page 4)

How can I determine the market value of the Securities?

There is no established reporting system or market for trading in the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the trading price of the Company’s common stock and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Securities prior to making any decision with respect to the Put Option. The common stock, $0.0001 par value per share (the “Common Stock”), of the Company into which the Securities are convertible is listed on the Nasdaq National Market (“NASDAQ”) under the symbol “AMGN.” On January 24, 2005, the last reported sales price of the Common Stock on the NASDAQ was $62.12 per share. (Pages 5-6)

What does the board of directors of the Company think of the Put Option?

The board of directors of the Company has not made any recommendation as to whether you should surrender your Securities for purchase in the Put Option. You must make your own decision whether to surrender your Securities for purchase in the Put Option and, if so, the amount of Securities to surrender. (Page 4)

When does the Put Option expire?

The Put Option expires at 5:00 p.m., New York City time, on Tuesday, March 1, 2005 (the “Purchase Date”). We will not extend the period Holders have to accept the Put Option unless required to do so by the Federal securities laws. (Page 4)

What are the conditions to the purchase by the Company of the Securities?

The purchase by us of validly surrendered Securities is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Company Notice. (Page 4)

How do I surrender my Securities?

To surrender your Securities for purchase pursuant to the Put Option, you must surrender the Securities through the transmittal procedures of The Depository Trust Company (“DTC”) no later than 5:00 p.m., New York City time, on the Purchase Date.

•	Holders whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Securities and instruct such nominee to surrender the Securities on the Holder’s behalf through the transmittal procedures of DTC.

•	Holders who are DTC participants should surrender their Securities electronically through DTC’s Automated Tenders over the Participant Terminal System, subject to the terms and procedures of that system on or before 5:00 p.m., New York City time, on the Purchase Date.

By surrendering your Securities through the transmittal procedures of DTC, you agree to be bound by the terms of the Put Option set forth this Company Notice. (Pages 6-7)

If I surrender my Securities, when will I receive payment for them?

We will accept for payment all validly surrendered Securities promptly upon expiration of the Put Option. We will promptly forward to the Paying Agent, prior to 10:00 a.m., New York City time, on March 2, 2005, the appropriate amount of cash required to pay the Purchase Price for the surrendered Securities, and the Paying Agent will promptly distribute the cash to the DTC, the sole record Holder. The DTC will thereafter distribute the cash to its participants in accordance with its procedures. (Page 8)

Until what time can I withdraw previously surrendered Securities?

You can withdraw Securities previously surrendered for purchase at any time until 5:00 p.m., New York City time, on the Purchase Date. (Page 8)

How do I withdraw previously surrendered Securities?

To withdraw previously surrendered Securities, you must comply with the withdrawal procedures of the DTC prior to 5:00 p.m., New York City time, on the Purchase Date. (Page 8)

Do I need to do anything if I do not wish to surrender my Securities for purchase?

No. If you do not surrender your Securities before the expiration of the Put Option, we will not purchase your Securities and such Securities will remain outstanding subject to their existing terms. (Pages 4-5)

If I choose to surrender my Securities for purchase, do I have to surrender all of my Securities?

No. You may surrender all of your Securities, a portion of your Securities or none of your Securities for purchase. If you wish to surrender a portion of your Securities for purchase, however, you must surrender your Securities in a principal amount at maturity of $1,000 or an integral multiple thereof. (Page 4)

If I do not surrender my Securities for purchase, will I continue to be able to exercise my conversion rights?

Yes. If you do not surrender your Securities for purchase, your conversion rights will not be affected. You will continue to have the right to convert each $1,000 principal amount at maturity of a Security into 8.8601 shares of Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Securities. (Page 4)

If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I surrender my Securities for purchase in the Put Option?

The receipt of cash in exchange for Securities pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes and you may recognize gain, income, loss or deduction. You should consult with your tax advisor regarding the actual tax consequences to you. (Pages 11-13)

Who is the Paying Agent?

LaSalle Bank National Association, the trustee under the Indenture, is serving as Paying Agent in connection with the Put Option. Its address and telephone number are set forth on the front cover page of this Company Notice.

Who can I talk to if I have questions about the Put Option?

Questions and requests for assistance in connection the Put Option, including the surrender of Securities for purchase in the Put Option or withdrawal from the Put Option, may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on the cover of this Company Notice.

IMPORTANT INFORMATION CONCERNING THE OPTION

1. Information Concerning the Company. Amgen Inc., a Delaware corporation (the “Company”), is obligated to purchase the Liquid Yield Option Notes Due 2032 (Zero Coupon—Senior) (the “Securities”). The Securities are convertible into the common stock, $0.0001 par value per share (the “Common Stock”), of the Company, subject to the terms, conditions and adjustments specified in the Indenture and the Securities.

The Company is a global biotechnology company that discovers, develops, manufactures and markets human therapeutics based on advances in cellular and molecular biology. The Company was incorporated in California in 1980 and merged into a Delaware corporation in 1987. The Company maintains its registered and principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799 and the telephone number there is (805) 447-1000.

2. Information Concerning The Securities. The Securities were issued under an Indenture, dated as of March 1, 2002 (the “Indenture”), between the Company and LaSalle Bank National Association, as trustee and paying agent (the “Paying Agent”). The Securities mature on March 1, 2032.

2.1. The Company’s Obligation to Purchase the Securities. Pursuant to the terms of the Securities and the Indenture, the Company is obligated to purchase all Securities validly surrendered for purchase and not withdrawn, at the Holder’s option, on March 1, 2005. This Put Option will expire at 5:00 p.m., New York City time, on Tuesday, March 1, 2005 (the “Purchase Date”), unless we extend it at our discretion or as set forth below. If we materially change the terms of the Put Option or the information concerning the Put Option, we will extend the Purchase Date to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These rules and certain related releases and interpretations of the Securities and Exchange Commission (the “SEC”) provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. The SEC is of the view that an offer should remain open for a minimum of five business days from the date that the material change is first published, sent or given to security holders, and that if material changes are made with respect to information that approaches the significance of the price to be paid in the offer or the percentage of securities sought in the offer, a minimum of ten business days may be required to allow adequate dissemination and investor response. Accordingly, if we increase or decrease the Purchase Price and the Put Option is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first given to Holders, the Put Option will be extended until the expiration of such period of ten business days. Notice of any extension will be made by press release issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

The purchase by the Company of validly surrendered Securities is not subject to any condition other than such purchase being lawful and the procedural requirements described in this Company Notice.

2.2. Purchase Price. Pursuant to the Securities, the purchase price to be paid by the Company for the Securities on the Purchase Date is $738.68 per $1,000 principal amount at maturity of the Securities (the “Purchase Price”). The Purchase Price will be paid in cash with respect to any and all Securities validly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on the Purchase Date. Securities surrendered for purchase will be accepted only in principal amounts at maturity equal to $1,000 or integral multiples thereof. The Original Issue Discount (as defined in the Securities) will cease to accrue on the Purchase Date on Securities validly surrendered for purchase and not withdrawn unless the Company defaults in making payment on these Securities.

The Purchase Price is based solely on the requirements of the Indenture and the Securities and bears no relationship to the market price of the Securities or the Common Stock. Thus, the Purchase Price may be significantly higher or lower than the market price of the Securities on the Purchase Date. Holders of Securities are urged to obtain the best available information as to potential current market prices of the Securities, to the extent available, and the Common Stock before making a decision whether to surrender their Securities for purchase.

None of the Company or its board of directors or employees are making any recommendation to Holders as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Company Notice. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Securities for purchase and, if so, the principal amount of Securities to surrender based on such Holder’s assessment of current market value of the Securities and the Common Stock and other relevant factors.

2.3. Conversion Rights of the Securities. The Securities are convertible into 8.8601 shares of Common Stock per $1,000 principal amount at maturity of the Securities, subject to adjustment under certain circumstances specified in the Indenture. The Paying Agent is currently acting as conversion agent for the Securities.

Holders that do not surrender their Securities for purchase pursuant to the Put Option will maintain the right to convert their Securities into Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Securities. Any Securities which are surrendered pursuant to the Put Option may be converted in accordance with the terms of the Indenture and the Securities only if such surrender has been validly withdrawn prior to 5:00 p.m., New York City time, on the Purchase Date, as described in Section 4 below.

2.4. Market for the Securities and the Company’s Common Stock. There is no established reporting system or trading market for trading in the Securities. However, we believe the Securities currently are traded over the counter. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price of the Common Stock and the market for similar securities. Following the expiration of the Put Option, we expect that Securities not purchased in the Put Option will continue to be traded over the counter; however, the trading market for the Securities may be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our purchase of a significant amount of the Securities pursuant to the Put Option will reduce the float and may negatively affect the liquidity, market value and price volatility of the Securities that remain outstanding following the Put Option. We cannot assure you that a market will exist for the Securities following the Put Option. The extent of the public market for the Securities following consummation of the Put Option will depend upon, among other things, the remaining outstanding principal amount at maturity of the Securities at such time, the number of holders of Securities remaining at that time and the interest on the part of securities firms in maintaining a market in the Securities. The Paying Agent has informed us that, as of the date of this Company Notice, all of the Securities are held in global form through DTC. As of January 31, 2005, there was $3,949,575,000 aggregate principal amount at maturity of Securities outstanding and DTC was the sole record Holder of the Securities.

The Common Stock into which the Securities are convertible is listed on the Nasdaq National Market (“NASDAQ”) under the symbol “AMGN.” The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices of the Common Stock as reported on the NASDAQ.

	High	Low
2005
1st Quarter (through January 24, 2005)	$64.87	$62.12

2004
4th Quarter	$64.76	$52.70
3rd Quarter	59.98	53.23
2nd Quarter	60.43	52.82
1st Quarter	66.23	57.83

2003
4th Quarter	$67.14	$57.62
3rd Quarter	71.54	64.52
2nd Quarter	67.50	57.60
1st Quarter	58.87	48.88

On January 24, 2005, the last reported sales price of the Common Stock on the NASDAQ was $62.12 per share. As of January 24, 2005, there were approximately 1,261,283,740 shares of Common Stock outstanding. We urge you to obtain current market information for the Securities, to the extent available, and the Common Stock before making any decision to surrender your Securities pursuant to the Put Option.

2.5. Redemption. Beginning March 1, 2007, the Securities are redeemable for cash at any time at the option of the Company, in whole or in part, at a redemption price equal to the Issue Price (as defined in the Indenture) plus accrued Original Issue Discount (as defined in the Indenture). If the applicable Security has been converted to a semiannual coupon note following the occurrence of a Tax Event (as defined in the Indenture), the redemption price will be equal to the Restated Principal Amount (as defined in the Indenture) plus accrued and unpaid interest from the date of such conversion to but not including the redemption date.

2.6. Change in Control. A Holder may require the Company to redeem for cash such Holder’s securities if there is a Change in Control (as defined in the Securities) on or prior to March 1, 2007 at a redemption price equal to the Issue Price (as defined in the Securities) plus accrued Original Issue Discount (as defined in the Securities). In the event of such a redemption, Amgen is obligated to comply with all laws applicable to the redemption, including Rule 13e-4 and Regulation 14E under the Exchange Act.

2.7. Ranking. The Securities are unsecured and unsubordinated obligations of the Company and rank equal in right of payment to all of the Company’s existing and future unsecured and unsubordinated indebtedness. However, the Securities are effectively subordinated to all existing and future obligations of the Company’s subsidiaries and to the Company’s obligations that are secured to the extent of the security. Although our subsidiaries do not currently have any indebtedness, they have operating liabilities, such as payroll and trade payables, which fluctuate over time, and to which the Securities are subordinated. The Securities do not restrict the ability of our subsidiaries to incur additional liabilities. Similarly, we do not currently have any secured indebtedness. However, the Securities do not restrict us from incurring secured indebtedness.

2.8. Dividends. The Holders of Securities are not entitled to dividends. Upon conversion into Common Stock, the Holders will be entitled to dividends, if any, made to holders of Common Stock.

3. Procedures To Be Followed By Holders Electing To Surrender Securities For Purchase. Holders will not be entitled to receive the Purchase Price for their Securities unless they validly surrender and do not withdraw the Securities on or before 5:00 p.m., New York City time, on the Purchase Date. Only registered Holders are authorized to surrender their Securities for purchase. Holders may surrender some or all of their Securities; however, any Securities surrendered must be in $1,000 principal amount at maturity or an integral multiple thereof. If Holders do not validly surrender their Securities on or before 5:00 p.m., New York City time, on the Purchase Date, their Securities will remain outstanding subject to the existing terms of the Securities.

3.1. Method of Delivery. The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Securities hold the Securities through DTC accounts and that there are no certificated Securities in non-global form. Accordingly, all Securities surrendered for purchase hereunder must be delivered through DTC’s Automatic Tenders over the Participant Terminal System (“PTS”). This Company Notice constitutes the Company

Notice (as defined in the Indenture) and delivery of Securities via PTS will satisfy the notice requirements of the Indenture. Delivery of Securities and all other required documents, including delivery and acceptance through PTS, is at the election and risk of the person surrendering such Securities.

3.2. Agreement to be Bound by the Terms of the Put Option. By surrendering your Securities through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

•	such Securities shall be purchased as of the Purchase Date pursuant to the terms and conditions set forth in this Company Notice;

•	such Holder agrees to all of the terms of this Company Notice;

•	such Holder has received this Company Notice and acknowledges that this Company Notice provides the notice required pursuant to the Indenture;

•	upon the terms and subject to the conditions set forth in this Company Notice, the Indenture and the Securities, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company, all right, title and interest in and to all the Securities surrendered, (ii) releases and discharges the Company and its directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Securities, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Securities or to participate in any redemption or defeasance of the Securities and (iii) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Securities, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Securities, or transfer ownership of such Securities, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Securities for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Securities (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Purchase Price of any surrendered Securities that are purchased by the Company), all in accordance with the terms set forth in this Company Notice;

•	such Holder represents and warrants that such Holder (i) owns the Securities surrendered and is entitled to surrender such Securities and (ii) has full power and authority to surrender, sell, assign and transfer the Securities surrendered hereby and that when such Securities are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•	such Holders agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Securities surrendered;

•

such Holder understands that all Securities properly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on the Purchase Date will be purchased at the Purchase Price pursuant to the terms and conditions of the Indenture, the Securities, the Company Notice and related notice materials, as amended and supplemented from time to time; the purchase by the Company of validly surrendered Securities is not subject to any condition other than such purchase being lawful and in satisfaction of the procedural requirements described in this Company Notice, however, all such conditions and all procedural requirements must be satisfied or waived before 5:00 p.m. New York City time on the Purchase Date;

•	payment for Securities purchased pursuant to the Company Notice will be made by deposit of the Purchase Price for such Securities with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•	surrenders of Securities may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Company Notice at any time prior to 5:00 p.m., New York City time, on the Purchase Date;

•	all authority conferred or agreed to be conferred pursuant to the terms of the Put Option hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•	the delivery and surrender of the Securities is not effective, and the risk of loss of the Securities does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•	all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Securities pursuant to the procedures described in this Company Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole direction, which determination shall be final and binding on all parties.

3.3. Delivery of Securities.

Securities Held Through a Custodian. A Holder whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Securities and instruct such nominee to surrender the Securities for purchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “-Securities in Global Form” on or prior to 5:00 p.m., New York City time, on the Purchase Date.

Securities in Global Form. A Holder who is a DTC participant may elect to surrender to the Company such Holder’s beneficial interest in the Securities by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system such Holder’s beneficial interest in the Securities on or prior to 5:00 p.m., New York City time, on the Purchase Date; and

•	electronically transmitting such Holder’s acceptance through DTC’s PTS, subject to the terms and procedures of that system on or prior to 5:00 p.m., New York City time, on the Purchase Date.

In surrendering through PTS, the electronic instructions sent to DTC by the Holder or by a broker, dealer, commercial bank, trust company or other nominee on such Holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of and agreement to be bound by the terms of the Put Option, including those set forth above under “- Agreement to be Bound by the Terms of the Put Option.”

4. Right Of Withdrawal. Securities surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Purchase Date. In order to withdraw Securities, Holders must comply with the withdrawal procedures of the DTC prior to 5:00 p.m., New York City time, on the Purchase Date.

This means a Holder must deliver, or cause to be delivered, a valid withdrawal request through DTC’s PTS from the tendering DTC participant before 5:00 p.m., New York City time, on the Purchase Date. The withdrawal notice must:

•	specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Securities were tendered and such participant’s account number at DTC to be credited with the withdrawn Securities;

•	contain a description of the Securities to be withdrawn (including the principal amount to be withdrawn); and

•	be submitted through the DTC PTS system by such participant under the same name as the participant’s name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Securities.

Securities withdrawn from the Put Option may be resurrendered by following the surrender procedures described in Section 3 above. In addition, Securities that are not accepted by us pursuant to the Put Option by April 14, 2005 may be withdrawn. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

5. Payment For Surrendered Securities. We will promptly forward to the Paying Agent, prior to 10:00 a.m., New York City time, on March 2, 2005 the appropriate amount of cash required to pay the Purchase Price for the surrendered Securities, and the Paying Agent will promptly thereafter cause the cash to be distributed to each record Holder that has validly delivered its Securities and not validly withdrawn such delivery prior to 5:00 p.m., New York City time, on the Purchase Date.

The total amount of funds required by us to purchase all of the Securities is $2,917,472,061 (assuming all of the Securities are validly surrendered for purchase and accepted for payment). In the event any Securities are surrendered and accepted for payment, we intend to use cash from operating cash flow and/or existing sources of financing to purchase the Securities.

6. Securities Acquired. Any Securities purchased by us pursuant to the Put Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7. Plans Or Proposals Of The Company. Except as publicly disclosed prior to the date of this Company Notice, the Company does not currently have any plans which would be material to a Holder’s decision to surrender Securities for purchase in the Put Option, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•	any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the corporate structure or business of the Company;

•	any class of equity securities of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of the obligation of the Company to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; or

•	any changes in the charter, bylaws or other governing instruments of the Company or other actions that could impede the acquisition of control of the Company.

8. Interests Of Directors, Executive Officers And Affiliates Of The Company In The Securities. Except as otherwise disclosed below, to the knowledge of the Company:

•	none of the Company or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Securities;

•	the Company will not purchase any Securities from such persons; and

•	during the 60 days preceding the date of this Company Notice, none of such officers, directors or affiliates has engaged in any transactions in the Securities.

A list of the directors and executive officers of the Company is attached to this Company Notice as Annex A.

9. Purchases Of Securities By The Company And Its Affiliates. Each of the Company and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Securities (or the right to purchase Securities) other than through the Put Option until at least the tenth business day after the Purchase Date. Following such time, if any Securities remain outstanding, the Company and its affiliates may purchase Securities in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Purchase Price. Any decision to purchase Securities after the Put Option, if any, will depend upon many factors, including the market price of the

Securities, the amount of Securities surrendered for purchase pursuant to the Put Option, the market price of the Common Stock, the business and financial position of the Company and general economic and market conditions.

10. Material United States Tax Considerations. The following discussion describes the material United States federal income tax considerations that may be relevant to a Holder if you exercise the Put Option. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations, rulings and decisions thereunder, all of which are subject to change, possibly with retroactive effect.

This summary does not describe all of the tax considerations that may be relevant to you. All Holders are strongly encouraged to consult with their tax advisor about the United States federal, state, local and other tax consequences of exercising the Put Option.

U.S. Holders

This discussion deals only with U.S. Holders who are beneficial owners of the Securities holding the Securities as capital assets, and does not apply if you are a member of a class of Holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	an insurance company;

•	a tax-exempt organization;

•	a person that owns Securities that are a hedge or that are hedged against interest rate risks;

•	a partnership;

•	a person that owns Securities as part of a straddle or conversion transaction for tax purposes; or

•	a United States person whose functional currency for tax purposes is not the U.S. dollar.

You will be a U.S. Holder if you are a beneficial owner of the Securities for U.S. federal income tax purposes and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•	a trust if a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a U.S. Holder, this discussion does not apply to you.

Generally, your exercise of the Put Option will result in taxable gain or loss to you equal to the difference between (i) the amount of cash received and (ii) your adjusted tax basis in the Securities surrendered. Because you agreed when you purchased your Securities to treat the Securities as subject to the special rules regarding contingent payment debt instruments, your adjusted tax basis in the Securities will generally be equal to your original purchase price for the Securities, increased by any interest income previously accrued by you (determined without regard to any adjustments to interest accruals that arise because projected payments differ from the actual amounts paid), decreased by the amount of any projected payments that have been previously scheduled to be made (without regard to the actual amounts paid) on the Securities, and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchased your Securities at a price other than the adjusted issue price determined for tax purposes. This gain will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if you held your Securities for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

The contingent payment debt instrument regulations are complex. You should consult your tax advisor regarding the accrual of interest, any positive and negative adjustments, and the calculation of adjusted tax basis with respect to your Securities.

Non-U.S. Holders

This discussion describes the tax consequences to a non-U.S. Holder. You are a non-U.S. Holder if you are the beneficial owner of Securities and are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from the Securities.

If you are a U.S. Holder, this section does not apply to you.

If you are a non-U.S. Holder, we and other U.S. payers generally will not be required to deduct United States withholding tax from cash received upon exercising the Put Option if:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation that is related to us through stock ownership; and

•	either (i) you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on Internal Revenue Service (“IRS”) Form W-8BEN (or successor form)), or (ii) you hold your Securities through certain intermediaries, and you and the intermediaries satisfy the certification requirements of applicable U.S. Treasury regulations.

Special certification rules apply to non-U.S. Holders that are pass-through entities rather than corporations or individuals. Non-U.S. Holders should consult their tax advisors regarding the certification requirements for such non-U.S. Holders.

If you cannot satisfy the requirements above, but you are eligible for the benefits of an applicable U.S. income tax treaty that would reduce or eliminate such withholding taxes, you should provide an IRS Form W-8BEN (or successor form) claiming either a partial reduction or complete exemption from such withholding taxes under such treaty. If interest with respect to the Securities is effectively connected with the conduct of a U.S. trade or business by you, you should instead furnish IRS Form W-8ECI.

Backup Withholding

To prevent backup withholding on payments made to each surrendering U.S. Holder, each such U.S. Holder should either (x) provide such Holder’s correct taxpayer identification number (“TIN”) by completing a copy of the substitute IRS Form W-9 enclosed with this Company Notice, certifying that (1) such Holder is a “United States person” (as defined in section 7701(a)(30) of the Code, (2) the TIN provided is correct (or that such U.S. Holder is awaiting a TIN) and (3) that such U.S. Holder is not subject to backup withholding because: (a) such Holder is exempt from backup withholding, (b) such Holder has not been notified by the IRS that such Holder is subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified such U.S. Holder that he, she or it is no longer subject to backup withholding, and provide such completed Form W-9 or (y) otherwise establish an exemption. Otherwise, backup withholding may apply until such Holder furnishes such Holder’s TIN (and, if such Holder has not already done so, the completed substitute IRS Form W-9 described above). If a tendering U.S. Holder does not provide the correct TIN or an adequate basis for exemption, such Holder may be subject to a $50 penalty imposed by the IRS, and payments made with respect to the tendered Securities may be subject to backup withholding. If withholding results in an overpayment of taxes, a refund may be obtained.

To prevent backup withholding, non-U.S. Holders should (i) submit a properly completed IRS Form W-8BEN, certifying under penalties of perjury to the holder’s foreign status or (ii) otherwise establish an exemption. IRS Forms W-8BEN may be obtained from the Paying Agent.

Certain Holders (including, among others, corporations and certain foreign individuals) are exempt recipients not subject to backup withholding requirements. See the enclosed copy of the IRS Substitute Form W-9, Request for Taxpayer Identification Number and Certification, and the Guidelines for Certification of taxpayer Identification Number on Substitute Form W-9. To avoid possible erroneous backup withholding, exempt U.S. Holders, while not required to file Substitute Form W-9, should complete and return the Substitute Form W-9 (checking the “Exempt” box on its face).

See the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional information and instructions.

11. Additional Information. The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. Such reports and other information concerning the Company may also be inspected at the offices of the NASDAQ located at One Liberty Plaza, 50th Floor, New York, New York 10006.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO-I, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option. The Tender Offer Statement on Schedule TO-I, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The documents listed below (as such documents may be amended from time to time) contain important information about the Company and its financial condition.

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2003;

•	All other reports filed pursuant to Sections 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above;

•	All documents filed with the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Company Notice and prior to 5:00 p.m., New York City time, on the Purchase Date; and

•	The description of the Common Stock, contractual contingent payment rights and preferred share purchase rights contained in the Company’s Registration Statements on Form 8-A filed with the SEC on September 7, 1983 and April 1, 1993 and on Form 8-K filed with the SEC on February 27, 1997 and December 18, 2000, respectively, including any amendment or report filed for the purpose of updating that description.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

Notwithstanding the foregoing, the Schedule TO to which this Company Notice relates does not permit “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Company Notice, we will amend the Schedule TO and disseminate the new information to registered holders by press release or in another manner reasonably designed to inform them about the change.

12. No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Put Option.

13. Definitions. All capitalized terms used but not specifically defined this Company Notice shall have the meanings given to such terms in the Indenture and the Securities.

14. Conflicts. In the event of any conflict between this Company Notice on the one hand and the terms of the Indenture or the Securities or any applicable laws on the other hand, the terms of the Indenture or the Securities or applicable laws, as the case may be, will control.

None of the Company or its board of directors or employees are making any recommendation to any Holder as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Company Notice. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Securities for purchase and, if so, the principal amount of Securities to surrender based on their own assessment of current market value and other relevant factors.

AMGEN INC.

ANNEX A

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each of the members of the Company’s board of directors and each of the Company’s executive officers.

Directors

Name	Title
Kevin W. Sharer	Chairman, Director
David Baltimore	Director
Frank J. Biondi, Jr.	Director
Jerry D. Choate	Director
Edward V. Fritzky	Director
Frederick W. Gluck	Director
Frank C. Herringer	Director
Franklin P. Johnson, Jr.	Director
Gilbert S. Omenn	Director
Judith C. Pelham	Director
J. Paul Reason	Director
Donald B. Rice	Director
Leonard D. Schaeffer	Director

Executive Officers

Name	Title
Kevin W. Sharer	Chairman of the Board, Chief Executive Officer and President
Hassan Dayem	Senior Vice President and Chief Information Officer
Dennis M. Fenton	Executive Vice President, Operations and Corporate Compliance Officer
Brian M. McNamee	Senior Vice President, Human Resources
George J. Morrow	Executive Vice President, Global Commercial Operations
Richard D. Nanula	Executive Vice President and Chief Financial Officer
Roger M. Perlmutter	Executive Vice President, Research and Development
David J. Scott	Senior Vice President, General Counsel and Secretary

The business address of each person set forth above is c/o Amgen Inc., One Amgen Center Drive, Thousand Oaks, California 91320-1799 and the telephone number there is (805) 447-1000.